AstraZeneca Initiates Phase 3 Clinical Trial For Selumetinib In Non-Small Cell Lung Cancer

New Trial Triggers Milestone Payment to Array

BOULDER, Colo., Oct. 22, 2013 /PRNewswire/ -- AstraZeneca today announced the first patient randomized in a Phase 3 clinical trial for selumetinib, an oral, potent, selective MEK inhibitor, being investigated as second-line therapy in patients with advanced or metastatic non-small-cell lung cancer (NSCLC) whose tumors are KRAS mutation-positive.

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Array BioPharma (NASDAQ: ARRY) invented and licensed worldwide rights to develop and commercialize selumetinib to AstraZeneca in 2003. The initiation of the Phase 3 trial triggered a $5 million milestone payment to Array. Array retains significant economic rights to selumetinib under the agreement with AstraZeneca, including double digit royalties on global commercial sales and the potential for approximately $70 million in additional milestone payments.

Ron Squarer, Chief Executive Officer, Array BioPharma noted, "The initiation of the Phase 3 SELECT-1 trial highlights AstraZeneca's on-going commitment to develop selumetinib broadly in areas of high unmet need. Together with the active pivotal trial in thyroid cancer and the announced uveal melanoma trial, there are already three paths to market for selumetinib."

The SELumetinib Evaluation as Combination Therapy-1 (SELECT-1) study is a randomized, double-blind, placebo-controlled study that will evaluate the safety and efficacy of selumetinib plus docetaxel as a second line therapy in locally advanced or metastatic KRAS mutation-positive NSCLC. The study is designed to evaluate Progression Free Survival (PFS) as the primary endpoint and Overall Survival (OS) as a secondary endpoint. AstraZeneca has reported that SELECT-1 will include 220 centers globally and enroll 634 patients, who will be randomized in a ratio of 1:1 to receive either selumetinib (75mg, orally, twice daily) or matching placebo in combination with docetaxel (intravenously, 75mg / m2, on day one of every 21 day cycle). SELECT-1 will be the largest prospective study ever conducted in this patient population, a genetic sub-type of lung cancer associated with poor prognosis and limited treatment options.

AstraZeneca's decision to progress selumetinib to Phase 3 in NSCLC followed the results from a randomized Phase 2 study evaluating the combination of selumetinib with docetaxel against docetaxel alone in KRAS-mutation positive NSCLC. This study demonstrated a high and durable response rate of 37.2% vs 0% (p<0.0001), translating into a statistically significant improvement in PFS of 5.3 vs 2.1 months (HR 0.58, p<0.014).

Antoine Yver, Vice President and Head of Oncology in AstraZeneca's Global Medicines Development unit said: "To our knowledge, SELECT-1 will be the first Phase 3 study to investigate whether a MEK inhibitor in combination with chemotherapy is superior to chemotherapy alone in advanced or metastatic non-small cell lung cancer. This is an area of pressing clinical need, and our decision to progress selumetinib was based on Phase 2 results, which showed promising clinical activity in this group of patients."

AstraZeneca is also investigating the potential for selumetinib in several types of MEK-dependent cancers. A pivotal Phase 2 study assessing the efficacy and tolerability of selumetinib combined with radioactive iodine (RAI) as adjuvant therapy in patients with differentiated thyroid cancer with high risk of recurrence started in August 2013, and a further Phase 2 study assessing the clinical efficacy and tolerability in combination with dacarbazine in patients with metastatic uveal melanoma is planned to start in late 2013.

About selumetinib
Selumetinib is an oral, potent, selective MEK inhibitor, which has been shown to be effective as monotherapy and in combination with standard chemotherapy regimens in Phase 1 and Phase 2 clinical studies across a range of solid tumors, which support the development of selumetinib in patients with MEK-dependent cancers.

MEK is part of the MAPK pathway which is frequently activated in cancer, and is elevated in many different solid tumors, including those featuring the KRAS mutation, which is present in 20% of human cancers and 20-30% of NSCLC tumors.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Array is evolving into a late-stage development company and currently expects significant progress toward generating data to support our upcoming Phase 3 / pivotal trial decisions. Novartis began Phase 3 trials evaluating Array-invented MEK162 in patients with NRAS-mutant melanoma in July 2013 and in patients with BRAF-mutant melanoma in October 2013. In addition, Array began a Phase 3 trial evaluating MEK162 in patients with low-grade serous ovarian cancer under the license agreement with Novartis in June 2013. AstraZeneca began a pivotal trial with Array-invented selumetinib in patients with thyroid cancer in August 2013 and began a Phase 3 trial in patients with non-small cell lung cancer in October 2013. Two other wholly-owned drugs, ARRY-520 and ARRY-614, are also approaching Phase 3 or pivotal trial decisions which are expected by the end of 2013. For more information on Array, please go to www.arraybiopharma.com.

About AstraZeneca
AstraZeneca is a global, innovation-driven biopharmaceutical business that focuses on the discovery, development and commercialization of prescription medicines, primarily for the treatment of cardiovascular, metabolic, respiratory, inflammation, autoimmune, oncology, infection and neuroscience diseases. AstraZeneca operates in over 100 countries and its innovative medicines are used by millions of patients worldwide. For more information please visit: www.astrazeneca.com.

Array BioPharma Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our potential to earn future milestone and royalty payments under our agreement with AstraZeneca, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of selumetinib and future plans to progress and develop selumetinib. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the ability of AstraZeneca and of Array to meet objectives tied to milestones and royalties; risks associated with our dependence on AstraZeneca for the clinical development and commercialization of selumetinib; AstraZeneca's ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; and risks associated with dependence on third-party service providers to successfully conduct clinical trials within and outside the United States. We are providing this information as of October 22, 2013. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com